BIRNER DENTAL MANAGEMENT SERVICES, INC.                            EXHIBIT 99.9
3801 East Florida Avenue, Suite 508
Denver, Colorado 80210
303-691-0680

FOR IMMEDIATE RELEASE
August 31, 2006

                     BIRNER DENTAL MANAGEMENT SERVICES, INC.
                     ANNOUNCES COMMENCEMENT OF TENDER OFFER


DENVER, COLORADO, August 31, 2006. BIRNER DENTAL MANAGEMENT SERVICES, INC. (NASDAQ CAPITAL MARKET: BDMS), operators of PERFECT TEETH dental practices announces that it is commencing a modified "Dutch Auction" tender offer for up to 175,000 shares of its common stock with proceeds from a $5 million term loan. In the tender offer, shareholders will have the opportunity to tender some or all of their shares at a price not greater than $28.00 per share or less than $17.50 per share. The tender offer will expire on September 29, 2006 at 5:00 pm, Mountain time, unless extended by the Company.

The Company believes that the tender offer is a prudent use of our financial resources given our business profile, recent trading volume and current market price of its common stock. Investing in its common stock is an attractive use of the Company's capital and an efficient means to provide value to the Company's shareholders.
The Company will, upon the terms and subject to the conditions of the Offer, determine a single per share price (the "Purchase Price"), not greater than $28.00 nor less than $17.50 per share, that it will pay for the shares validly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest price that will allow it to purchase 175,000 shares or, if a lesser number of shares are validly tendered, such lesser number as are validly tendered and not properly withdrawn. All shareholders whose shares are purchased by the Company will receive the Purchase Price for each share purchased in the Offer. In the event that more than 175,000 Shares are tendered in the Offer at or below the Purchase Price, the Company may exercise its right to purchase up to an additional 2% of its outstanding Shares without extending the Offer. The Company also reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements.

The tender offer is not contingent on any minimum number of shares being tendered. However, the tender offer is subject to a number of other conditions specified in the Offer to Purchase that will be distributed to all Company shareholders of record.

Computershare Trust Company, Inc. is the information agent for the tender offer and any questions concerning the tender offer or requests for copies of the Offer to Purchase, Letter of Transmittal and related documents should be directed to Computershare Trust Company, Inc. by calling 1-800-962-4284 (extension 4732). The Offer to Purchase, Letter of Transmittal and related documents are being mailed to registered shareholders and will also be made available for distribution to beneficial owners of the Company's common stock.

This news release is for informational purposes only, and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including instructions on how to tender shares, along with the Letter of Transmittal and related materials, are expected to be mailed promptly. Shareholders should carefully read the Offer to Purchase, the Letter of Transmittal and other related materials when they are available because they will contain important information including various terms and conditions of the tender offer. Shareholders may obtain free copies, when available, of the Offer to Purchase and other related documents that will be filed by the Company with the U.S. Securities and Exchange Commission at the Commission's website at www.sec.gov. Shareholders also may obtain a copy of these documents, without charge, from Computershare Trust Company, Inc., the information agent for the tender offer. Shareholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

Neither the Company nor any member of its Board of Directors, nor the Information Agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price, within the stated range, at which they will offer their shares for purchase by the Company.

ABOUT BIRNER DENTAL MANAGEMENT SERVICES, INC.

Birner Dental Management Services, Inc. acquires, develops, and manages geographically dense dental practice networks in select markets in Colorado, New Mexico, and Arizona. Currently, the Company manages 60 dental offices, of which 35 were acquired and 25 were de novo developments. The Company operates its dental offices under the PERFECT TEETH name.

Certain of the matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These and other risks are set forth in the reports filed by the Company with the Securities and Exchange Commission.

For  Further  Information  Contact:
Birner  Dental  Management  Services,  Inc.
Dennis  Genty
Chief  Financial  Officer
(303) 691-0680